Exhibit 4.18

Forbearance, Waiver and Indemnification by and among CoolBrands International Inc., 2118769 Ontario Inc. and each of the guarantors

FORBEARANCE, WAIVER AND INDEMNIFICATION

THIS FORBEARANCE, WAIVER AND INDEMNIFICATION dated as of November 17, 2006 (this “Agreement”), is entered into by and among CoolBrands International Inc. and each of the other guarantors on the signature pages hereto (collectively, the “Guarantors”) and 2118769 Ontario Inc.

W I T N E S S E T H:

WHEREAS Americana Foods Limited Partnership (the “Borrower”) was indebted to JPMorgan Chase Bank, N.A., GMAC Commercial Finance LLC and General Electric Capital Corporation (collectively, the “Former Lenders”) pursuant to a Credit Agreement dated as of April 21, 2006 (the “Americana Credit Agreement”), among the Borrower, the Former Lenders and JPMorgan Chase Bank, N.A., in its capacity as lead arranger and administrative agent thereunder (the “Agent”);

WHEREAS pursuant to a Master Assignment and Assumption dated as of the date hereof (the “Master Assignment and Assumption”), the Former Lenders and the Agent assigned to 2118769 Ontario Inc., and 2118769 Ontario Inc. assumed, all of the rights and obligations of each of the Former Lenders and the Agent under the Americana Credit Agreement and other documents and instruments delivered pursuant thereto, including, without limitation, any and all guarantees and security, including, without limitation, the guarantees and security listed on Schedule “A” hereto (collectively, the “Guarantees and Security”) provided by the Guarantors in respect of the obligations of the Borrower under the Americana Credit Agreement (collectively, the “Americana Secured Obligations”);

WHEREAS the Borrower, having commenced proceedings under Title 7 of the United States Code, defaulted under the Americana Credit Agreement;

WHEREAS the Guarantors have requested that 2118769 Ontario Inc. forbear from exercising certain rights and remedies in respect of the Guarantees and Security and 2118769 Ontario Inc. has agreed to do so, but only upon the terms and conditions set forth herein;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the fulfillment of the conditions set forth below, the parties hereto hereby agree as follows:

ARTICLE I
 FORBEARANCE AND WAIVER

1.1                 Forbearance.

In reliance upon the representations, warranties and covenants of the Guarantors contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, 2118769 Ontario Inc. agrees to forbear from taking any action or exercising any right or remedy at law or in equity permitted to be taken or exercised by it under the Guarantees and Security or under applicable law or in equity during the period (the “Forbearance Period”) beginning on the Effective Date (as hereinafter defined) and ending on the earlier of: (a) May 17, 2007; and (b) the date on which the Integrated Forbearance Arrangement (as hereinafter defined) terminates (the “Forbearance End Date”); provided, however, that such forbearance shall not in any way or manner restrict 2118769 Ontario Inc. from exercising any rights or remedies it may have with respect to the Guarantees and Security from and after the expiration or termination of the Forbearance Period.  The Forbearance Period shall automatically terminate and expire on the Forbearance End Date without any requirement for notice to the Guarantors or any other person or entity and all rights, remedies and privileges of 2118769 Ontario Inc. under the Guarantees and Security shall be available to, and capable of exercise by, 2118769 Ontario Inc.

1.2           Waiver.

2118769 Ontario Inc. hereby agrees to waive the enforcement of any rights and remedies in respect of the Guarantees and Security for the duration of the Forbearance Period; provided that nothing contained in this Agreement shall constitute a waiver of any of 2118769 Ontario Inc.’s rights or remedies at law or in equity, and no delay by 2118769 Ontario Inc. in exercising any right under this Agreement nor any failure to exercise same will waive that right or any other right upon termination of the Forbearance Period.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1           Effective Date.
This Agreement shall become effective on the date (the “Effective Date”) when all of the following conditions have been satisfied:

(a)	2118769 Ontario Inc. shall have received counterparts of this Agreement duly executed on behalf of each of the Guarantors;

(b)
2118769 Ontario Inc. shall have received a duly executed warrant certificate for 5,500,000 subordinate voting shares of CoolBrands International Inc. in form and substance satisfactory to 2118769 Ontario Inc.;

(c)	the representations and warranties made by each of the Guarantors herein shall be true and correct in all material respects;

(d)
each of the Guarantors shall have obtained all consents and waivers from any person or entity necessary for the execution, delivery and performance of this Agreement and any other document, action or transaction contemplated hereby;

(e)
2118769 Ontario Inc. shall have delivered the Master Assignment and Assumption duly executed by 2118769 Ontario Inc. and shall have received the Master Assignment and Assumption duly executed by the Agent and each of the Former Lenders and the assignment transaction contemplated thereunder shall have been completed;

(f)
JPMorgan Chase Bank, N.A. (“JPMorgan”), in its capacity as administrative agent, and the lenders (collectively, the “Integrated Lenders”) under the credit agreement dated as of April 21, 2006, among JPMorgan, the Integrated Lenders and Integrated Brands Inc., Eskimo Pie Frozen Distribution, Inc., Eskimo Pie Corporation and Coolbrands Dairy, Inc., as borrowers (the “Integrated Credit Agreement”), shall have agreed to forbearance terms in respect of the obligations arising from the Integrated Credit Agreement, which forbearance terms shall be reasonably satisfactory to 2118769 Ontario Inc.(the “Integrated Forbearance Arrangement”); and

(g)
all of the professional fees and expenses of Michael Serruya and 2118769 Ontario Inc., including, without limitation, the reasonable fees and expenses of Goodmans LLP, shall have been paid in full by wire transfer of immediately available funds.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties.

In order to induce 2118769 Ontario Inc. to enter into this Agreement, each of the Guarantors represents and warrants to 2118769 Ontario Inc. as follows:

(a)
the execution, delivery and performance by such Guarantor of this Agreement: (i) has been duly authorized by all requisite corporate or other action on the part of the Guarantor; and (ii) does not (x) contravene or violate any of the organizational or constitutive documents of the Guarantor, or (y) result in, or require the creation or imposition of, any lien or other encumbrance on any property or assets of the Guarantor other than as permitted by the Integrated Credit Agreement or the Americana Credit Agreement; and

(b)
upon the effectiveness of this Agreement, it will constitute the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, in each case subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and to general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE IV
ACKNOWLEDGEMENTS BY GUARANTORS

4.1           Acknowledgment of Indebtedness.

Each Guarantor hereby confirms, agrees and acknowledges, as of the date hereof, that:

(a)
it is validly indebted to 2118769 Ontario Inc. for the payment in full of all Americana Secured Obligations, without defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever;

(b)	the amounts reflected in the statement attached as Schedule “B” hereto are accurate and that such amounts form part of the Americana Secured Obligations;

(c)	except as otherwise set out herein, 2118769 Ontario Inc. has not waived, and does not intend to waive enforcement in respect of the Guarantees and Security; and

(d)	2118769 Ontario Inc. has a presently exercisable right to exercise its rights and remedies under the Guarantees and Security.

4.2           Guarantees and Security Still in Force.

Each of the Guarantors hereby: (a) ratifies and affirms in their entirety the Guarantees and Security; and (b) subject to the terms and conditions of this Agreement, agrees that the Guarantees and Security shall remain in full force and effect throughout the Forbearance Period and from and after the expiration or termination thereof.  Each of the Guarantors agrees that nothing in this Agreement shall, or shall be construed to: (a) impair the validity, perfection or priority of the lien and security interest created under or evidenced by the Guarantees and Security; (b) waive or impair any rights, powers or remedies of 2118769 Ontario Inc. under the Guarantees and Security upon termination of the Forbearance Period, all of which are expressly reserved; (c) require 2118769 Ontario Inc. to extend the Forbearance Period, or grant additional cure or forbearance periods, or otherwise modify this Agreement; or (d) waive enforcement in respect of the Guarantees and Security, except as expressly set forth herein.

ARTICLE V
INDEMNIFICATION BY GUARANTORS AND ADDITIONAL SECURITY

5.1           Each of the Guarantors hereby indemnifies Michael Serruya and 2118769 Ontario Inc. and its representatives, subsidiaries, affiliates, officers, directors, employees, shareholders, professional advisors, sureties, agents, heirs, successors and assigns (each individually an “Indemnitee”) against, and holds each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, reasonable charges and disbursements of any counsel for the Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of: (a) the execution or delivery of the Master Assignment and Assumption or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of any transactions contemplated thereby; (b) the execution or delivery by 2118769 Ontario Inc. of an irrevocable standby letter of credit in the aggregate face amount of $5,000,000 dated as of the date hereof in favour of JPMorgan, for the rateable benefit of the Integrated Lenders, in connection with the Integrated Credit Agreement (the “Letter of Credit”); (c) liability arising, directly or indirectly, as a consequence of the Indemnitees’ entering into this Agreement or otherwise; and

(d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilfull misconduct of such Indemnitee.

5.2           The obligations of any Guarantor under this Article V shall be unconditional, and not subject to any set-off or defense based upon any claim such Guarantor may have against any Indemnitee, and shall remain in full force and effect without regard to any circumstance or condition, including, without limitation: (a) the repayment of the Americana Secured Obligations; and (b) any bankruptcy, insolvency, receivership, reorganization, dissolution, liquidation or other like proceeding under any existing or future law of any jurisdiction, domestic or foreign (including any case under Title 7 or 11 of the United States Code, as amended from time to time, or any successor statute), involving or affecting any Guarantor or any Indemnitee or any involuntary petition having been filed against any Guarantor or any Indemnitee (regardless of whether an order for relief has been entered).

5.3           If judgment is entered against any Indemnitee, in any action, suit or proceeding to enforce the indemnities contained herein, the Guarantors shall reimburse such Indemnitee for all reasonable costs and expenses incurred by such Indemnitee in connection therewith, including, without limitation, reasonable attorneys’ fees.

5.4           Each Guarantor agrees that it will not assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any other Guarantor or any collateral of any other Guarantor, until the Guarantors have fully performed all of their obligations to 2118769 Ontario Inc. and the Americana Secured Obligations have been indefeasibly paid in full.

5.5           As security for the indemnities provided in this Article V and the Letter of Credit, each of the Guarantors agrees to grant a security interest in all of its assets, property and undertaking in favour of each of Michael Serruya and 2118769 Ontario Inc. (the “Additional Security”), subject to the Additional Security being subordinated and postponed to: (a) the security granted in connection with the Secured Obligations as defined in the Integrated Credit Agreement; and (b) the Guarantees and Security.  Unless otherwise agreed by 2118769 Ontario Inc., the Additional Security shall be in the same form as the security given by the Guarantors pursuant to the Integrated Credit Agreement.

ARTICLE VI
MISCELLANEOUS

6.1           Notices

Any notice, certificate, consent, determination or other communication require or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if: (a) delivered personally; (b) sent by prepaid courier service; or (c) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

In the case of 2118769 Ontario Inc.:
8300 Woodbine Avenue, 5th Floor
Markham, Ontario L3R 9Y7
Attention:                      Michael Serruya
Facsimile:                      905-479-5235
With a copy to:
Goodmans LLP
2400-250 Yonge Street
Toronto, ON M5B 2M6
Attention:                      Robert J. Chadwick
Facsimile:                      416-979-1234
In the case of the Guarantors to:
The attention of the individuals and at the addresses set forth on Exhibit “A” to the Americana Credit Agreement, as applicable

6.2           Counterparts, etc.

This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute but one and the same agreement.  Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart.

6.3           GOVERNING LAW.

This Agreement in accordance with Section 5-401 of the General Obligations Law of the State of New York shall be governed by and construed in accordance with the laws of the State of New York, but otherwise without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction, but giving effect to Federal Laws applicable to National Banks.

6.4           Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.5           Entire Agreement.

This Agreement and the Guarantees and Security set forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and thereof and supersede any prior negotiations and agreements among the parties relative to such subject matter.  No promise, condition, representation or warranty, express or implied, not herein or therein set forth shall bind any party hereto, and no one of them has relied on any such promise, condition, representation or warranty.  Each of the parties hereto acknowledges that, except as otherwise expressly stated in this Agreement, no representations, warranties or commitments, express or implied, have been made by any party to any other party with respect to the subject matter of this Agreement.  None of the terms or conditions of this Agreement may be changed, modified, waived or cancelled, orally or otherwise.

6.6           Supremacy

Unless otherwise indicated herein, in the event of a conflict or inconsistency between the provisions of this Agreement and the provisions of the Guarantees and Security, the provisions of this Agreement shall prevail.

6.7           Relationship.

The Guarantors agree that the relationship between 2118769 Ontario Inc. and the Guarantors is that of creditor and debtor and not that of partners or joint venturers.  This Agreement does not constitute a partnership agreement, or any other association between 2118769 Ontario Inc. and the Guarantors.  The Guarantors acknowledge that 2118769 Ontario Inc. has acted at all times only as creditor to the Guarantors within the normal and usual scope of the activities normally undertaken by a creditor and in no event has 2118769 Ontario Inc. attempted to exercise any control over the Guarantors or their respective businesses or affairs.

6.8           No Third Party Beneficiaries.

This Agreement is made and entered into for the sole protection and benefit of the Guarantors and 2118769 Ontario Inc. and no other person or entity shall have any right of action hereon, right to claim any right or benefit from the terms contained herein, or be deemed a third party beneficiary hereunder.

6.9           Expenses.

All reasonable out-of-pocket costs and expenses incurred by Michael Serruya and 2118769 Ontario Inc. in connection with the preparation, negotiation, execution and administration of the forbearance contemplated herein, including, without limitation, the reasonable fees and disbursements of Goodmans LLP and the costs associated with the Letter of Credit, shall be paid or reimbursed by the Guarantors, promptly upon receipt of invoices therefor.

6.10        Waiver of Jury Trial

Each Guarantor hereby waives trial by jury of all issues arising in any action, suit or proceeding to which the Guarantors and 2118769 Ontario Inc. may be parties in connection with this Agreement.

6.11        Further Assurances

From and after the date hereof, each of the Guarantors covenants and agrees to execute and deliver all such agreements, instruments and documents and to take all such further actions as 2118769 Ontario Inc. may reasonably deem necessary from time to time to carry out the intent and purposes of this Agreement, including, without limitation, the Additional Security.

6.12        Full Force and Effect.

This Agreement shall be limited precisely as written and shall not be deemed: (a) to be a consent granted pursuant to, or a waiver or modification of, any term or condition of the Guarantees or Security or any of the instruments or agreements referred to therein or a waiver of enforcement in respect of the Guarantees and Security: or (b) to prejudice any other right or rights which 2118769 Ontario Inc. may now have or have in the future under or in connection with the Guarantees and Security or any of the instruments or agreements referred to therein.  Except to the extent hereby amended or modified, the Guarantees and Security shall continue in full force and effect in accordance with the provisions thereof, and are hereby ratified and confirmed.

6.13        Consultation with Advisors.

Each of the Guarantors acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Agreement.  This Agreement shall be deemed to have been jointly drafted and shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part hereof or thereof to be drafted.

6.14        Invalidity; Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.15        Headings.

The headings of this Agreement are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

6.16        Survival.

Section 4.2 and Sections 5.1 to 5.4 of this Agreement survive the Forbearance End Date and the repayment of the Americana Secured Obligations.  All other representations, warranties, covenants, agreements, undertakings, waivers and releases by each of the Guarantors contained herein shall survive until all Americana Secured Obligations shall have been indefeasibly paid in full in cash (whether or not the Forbearance End Date shall have occurred).

6.17        Further Amendments and Consents.

Should there be a need for further amendments, modifications, waivers or consents with respect to the matters addressed herein or any other matters, requests for such amendments, modifications, waivers or consents shall be evaluated by 2118769 Ontario Inc. when formally requested, in writing, by the Guarantors, and, except as otherwise expressly set forth herein to the contrary, 2118769 Ontario Inc. may deny any such requests in their sole discretion.  No such amendment, modification waiver or consent shall be effective unless made in accordance with the terms of the Guarantees and Security.

IN WITNESS WHEREOF the Guarantors and 2118769 Ontario Inc. have caused this Agreement to be duly executed on the date first above written.

2118769 Ontario Inc.

By:
Name: Title:

GUARANTORS:	COOLBRANDS INTERNATIONAL INC.

By:
Name: Title:

INTEGRATED BRANDS INC.

By:
Name: Title:

CBA FOODS LLC By: INTEGRATED BRANDS INC., its sole member

By:
Name: Title:

CB AMERICANA LLC By: INTEGRATED BRANDS INC., its sole member

By:
Name: Title:

ESKIMO PIE FROZEN DISTRIBUTION, INC.

By:
Name: Title:

ESKIMO PIE CORPORATION

By:
Name: Title:

COOLBRANDS DAIRY, INC.

By:
Name: Title:

SUGAR CREEK FOODS, INC.

By:
Name: Title:

INTEGRATED BRANDS FRANCHISE CORP.

By:
Name: Title:

COOLBRANDS SMOOTHIES FRANCHISE LLC By:INTEGRATED BRANDS FRANCHISE CORP., its sole member

By:
Name: Title: